BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C13957-1998
Barbara K. Cegavske	Filing Number 20211756329
Secretary of State State Of Nevada	Filed On 9/16/2021 9:25:00 AM
	Number of Pages 2

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Madison Technologies, Inc. Entity or Nevada Business Identification Number (NVID): NV19981253355
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series F Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Section 1(h) and 1(q) is hereby amended and restated as set forth in Exhibit A attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 9-14-21

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

NV016 - 9/5/2019 Wolters Kluwer Online

EXHIBIT A

(h) "**Conversion Rate**" shall equal (i) (a) 4.84%, multiplied by, (b) the Fully-Diluted Shares as of the Approval Date, divided by (ii) the total number of shares of Series G, (iii) rounded to the nearest thousandths place, which based on current Fully-Diluted Shares outstanding, will equal 192,073,017 shares of common stock on the Approval Date. The total number of Fully-Diluted Shares shall be set as of, and shall not change after, the Approval Date.

(q) "**Fully-Diluted Shares**" means, with respect to any date of determination, the aggregate of (A) the total number of shares of Common Stock outstanding as of such date, (B) the number of shares of Common Stock (including all such Common Stock equivalents) into which all Convertible Securities outstanding as of such date could be converted or exercised, and (C) the number of shares of Common Stock (including all such Common Stock equivalents) issuable upon exercise of all Options outstanding as of such date of exercise, divided by 0.9516.